Exhibit 99.2

News
For Immediate Release

Memorial Production Partners LP Announces Acquisition of Oil and Gas Properties

HOUSTON, November 4, 2015—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has completed an acquisition of the remaining interests in its oil and gas properties offshore Southern California (the “Beta properties”) from a third party for approximately $101 million, subject to customary post-closing adjustments. The transaction closed on November 3, 2015.

MEMP first acquired its interests in the Beta properties in December 2012. The acquired interests in the transaction announced today primarily consist of the 48.25% remaining working interests in 58 gross producing wells in three Pacific Outer Continental Shelf blocks in the Beta Field, located in federal waters approximately eleven miles offshore the Port of Long Beach, California. The acquired interests also include the 48.25% remaining interest in associated facilities including (i) two combined production and drilling platforms (ii) one production processing platform, (iii) a 17.5 mile long 16-inch diameter oil pipeline and (iv) an onshore pump station, tankage and metering facility.

Transaction Highlights

•	Expected to be immediately accretive to distributable cash flow and net asset value

•	Estimated net proved reserves of 11.9 MMBbls (54% proved developed / 100% oil)

•	Estimated current net production of approximately 1,900 Bbls/d (100% oil)

•	Estimated proved reserve to production ratio of 17 years

•	Properties have a stable, long-lived production profile with a projected average ten-year PDP decline rate of approximately 7%

•	Significant additional low-cost development opportunities, including, drilling, recompletions and injection enhancement opportunities

•	Estimated original oil in place (OOIP) of approximately 940 MMBbls, and cumulative production of approximately 91 MMBbls equates to a current estimated recovery factor of only 10%

•	Single well returns (unhedged) projected to be in excess of 30% at current commodity prices

•	Expected 2016 operating cash flow contribution next year of over $15 million, based on preliminary estimates for MEMP’s 2016 drilling program

“We are excited to announce today’s transaction to acquire the remaining interests in the Beta properties,” said John Weinzierl, Chairman and Chief Executive Officer of the general partner of MEMP.

We continue to have great confidence in the potential of this prolific reservoir and believe the properties are ideal MLP properties because they offer stable production, low decline and lower risk drilling opportunities. This transaction will also provide greater flexibility in our capital planning and will allow us to operate Beta more optimally within our portfolio of assets.

“The Beta Field is estimated to have a tremendous amount of oil in place and is expected to be producing for a long, long time. Additionally, the development projects could offer some of the best returns in our portfolio,” said William J. (Bill) Scarff, President of the general partner of MEMP. “The ability to acquire such a prolific asset for less than $9.00 per Boe of proved reserves supports our rationale for this transaction. Further, while we initially funded the acquisition on the revolver, we are exploring several sources of capital beyond the traditional capital markets to provide additional liquidity.”

Hedging Highlights

In connection with the transaction, MEMP acquired existing hedges for a portion of the acquisition production volumes. These acquired hedges were restructured into Brent Crude swaps at a weighted-average fixed price of $67.50 per Bbl on approximately 820 Bbls/d in November and December 2015 and approximately 820 Bbls/d in 2016. The acquired hedges will cover approximately 44% of expected production volumes based on current production rates.

Financial Highlights

Following the regularly-scheduled Fall 2015 borrowing base redetermination and including the impact of the acquisition described above, the borrowing base under MEMP’s $2.0 billion multi-year revolving credit facility was decreased from $1.3 billion to $1.175 billion.

As of November 3, 2015 and after giving effect to the acquisition, MEMP had total debt outstanding of $2.0 billion, which included $1.2 billion of senior notes and $833 million under its revolving credit facility. The revolving credit facility had $340 million of available borrowing capacity (including $2.1 million in letters of credit).

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking and Other Cautionary Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “expect,” “plan,” “project,” “anticipate,” “intend,” “estimate,” “impact,” “believe,” “target,” “could,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to risks and uncertainties. A number of factors, many of which are beyond the control of MEMP, could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to, the following risks and uncertainties: the uncertainty inherent in the development and production of oil and natural gas and in estimating reserves; risks associated with drilling activities and other offshore operations; volatility in the prices for, oil, natural gas and natural gas liquids, including a further or extended decline in commodity prices; potential difficulties in the marketing of oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its notes and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in this press release were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm. Investors are urged to consider closely the disclosure in MEMP’s filings with the SEC, which you can obtain from the SEC’s website at www.sec.gov.

This press release also contains estimates of or references to original oil in place (“OOIP”) attributable to MEMP’s offshore Southern California properties. OOIP is merely an indication of the size of a hydrocarbon reservoir and is not an indication of reserves or the quantity of oil that is likely to be produced. You should not assume that estimates of OOIP are comparable to proved or probable reserves or representative of estimates of future production from such properties. It is not possible to measure OOIP in an exact way, and estimating OOIP is inherently uncertain and based on a subjective analysis of geological and other relevant data applicable to such properties, including assumptions regarding area, thickness, porosity and saturation. Changes in these factors or inaccuracies in the assumptions used could materially alter the estimates of OOIP.

Contact:

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com